Exhibit (d)(4)

STRICTLY CONFIDENTIAL

January 2, 2026

CONFIDENTIAL

GlaxoSmithKline LLC

2929 Walnut Street

Ste. 1700

Philadelphia, PA 19104

Attention: Ian Greenberg, VP Business Development, Global Corporate Development

In connection with the consideration of a possible negotiated transaction (a “Transaction”) with or involving RAPT Therapeutics, Inc. (the “Company”) and GlaxoSmithKline LLC (“Counterparty”) or any of its affiliates, each of the Company and Counterparty has furnished or may furnish certain information to the other party and its affiliates pursuant to this letter agreement (this “Agreement”). Each of the Company and Counterparty is sometimes referred to herein, individually, as a “party” and, collectively, as the “parties.”

Intending to be legally bound, the parties hereby agree as follows:

1.

As a condition to a party (in such capacity, the “Disclosing Party”) furnishing any information to the other party (in such capacity, the “Receiving Party”) in connection with a potential Transaction, the Receiving Party agrees to, and will cause its Representatives to, treat confidentially and not disclose to any person (other than its Representatives in accordance with this Agreement) any information (whether prepared by a party, its Representatives or otherwise, and whether oral, written or electronic) that the Disclosing Party, directly or indirectly, furnishes or has furnished to the Receiving Party and its Representatives or that is otherwise ascertained by the Receiving Party or any of its Representatives through due diligence investigations or discussions with employees or other Representatives of the Disclosing Party (all such information, together with the portion of analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form (written or otherwise) maintained, whether prepared by or on behalf of the Disclosing Party, or by the Receiving Party, its Representatives or others, which contain or reflect, or are based on, any such information, the “Confidential Information”). Without limitation to the foregoing, the term “Confidential Information” shall be deemed to include information concerning the Disclosing Party’s intellectual property, data, know-how, compositions, processes, procedures, designs, sketches, photographs, graphs, drawings, samples, past, current, and planned research and development projects, market studies and any other information, however documented, that is a trade secret within the meaning of applicable Law (as defined below). This Agreement does not constitute or create any obligation of either party to provide any Confidential Information or other information to the other party, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available.

2.

The term “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of disclosure, or any other act or omission, by the Receiving Party or any of its Representatives in violation of the terms hereof; (b) is or becomes available to the Receiving Party on a nonconfidential basis from a source (other than the Disclosing Party or its Representatives) which, to the Receiving Party’s knowledge, is not prohibited from disclosing such information on such basis to the Receiving Party by a legal, contractual, or fiduciary obligation; (c) was in the Receiving Party’s possession prior to receipt from the Disclosing Party or its Representatives, as evidenced by the Receiving Party’s written records; or (d) is independently discovered or developed by the Receiving Party or its Representatives without reference to, reliance on or use of any Confidential Information or in violation of the obligations of such Receiving Party under this Agreement.

3.

The Receiving Party will, and will cause its Representatives to: (a) not (except as required by Law but only after compliance with paragraph 6 below or with the Disclosing Party’s prior written consent) disclose any Confidential Information in any manner whatsoever, and (b) use the Confidential Information solely for the purpose (the “Purpose”) of evaluating, negotiating, proposing and (subject to the prior execution of a definitive agreement or the expiration or termination of the “standstill” obligations in paragraph 9) consummating a Transaction; provided, however, that the Receiving Party may, subject to the limitations set forth in this paragraph 3, disclose the Confidential Information to its Representatives who (i) need to know the Confidential Information for the Purpose, (ii) are informed by the Receiving Party of the confidential nature of the Confidential Information and (iii) are obligated to maintain the confidentiality of the Confidential Information and act in accordance with the terms of this Agreement applicable to the Receiving Party’s Representatives. Without limiting the foregoing, the Receiving Party agrees that it will not reverse-engineer, decompile, or disassemble any software or other material disclosed to the Receiving Party pursuant to this Agreement (except to the extent applicable Laws prohibit such restriction) and shall not remove, overprint or deface any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership or confidentiality from any originals or copies of Confidential Information it obtains from the Disclosing Party. The Receiving Party will be responsible for any actions or disclosures that would constitute a breach by its Representatives of the provisions of this Agreement if such Representatives were parties hereto; provided, however, that the Receiving Party will not have any responsibility for a breach of this Agreement by any of its Representatives who executes a separate confidentiality agreement with the Disclosing Party.

4.

The Receiving Party acknowledges that some Confidential Information may be deemed competitively sensitive and may be designated for review solely by the Receiving Party’s outside advisors or by a limited number or category of its employees designated between the parties in writing, and the Receiving Party and its Representatives agree to abide by such designation and restrictions. Without limitation of the foregoing, the Disclosing Party may request that certain Confidential Information be provided for in-person review or in one or more “clean team folders” in an electronic data site maintained by or on behalf of the Disclosing Party, which Confidential Information shall be made available to, and shall be accessed and reviewed by, only such employees or other Representatives of the Receiving Party as the Disclosing Party designates in writing and on such terms as the Disclosing Party designates.

5.

In addition, without the prior written consent of the other party, each party and its Representatives agree to treat confidentially and not disclose to any person (except as required by Law but only after compliance with paragraph 6 below): (a) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction; (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either party’s consideration of a Transaction; (c) that the parties or any of their respective affiliates are or have been considering or reviewing a Transaction; or (d) that this Agreement exists or that Confidential Information has been requested or made available to the Receiving Party or its Representatives (clauses (a) through (d) collectively, the “Transaction Information”), provided, however, that the Company and its Representatives shall not be restricted from making any such disclosure referred to in the foregoing clauses (a) through (d) in a manner that does not identify Counterparty or its affiliates (by name or any other characteristics or information which could reasonably be expected to identify Counterparty or its affiliates in connection with such Transaction Information) in such disclosure.

6.

In the event that the Receiving Party or any of its Representatives are legally required to disclose all or any part of the information contained in the Confidential Information or Transaction Information pursuant to any applicable law, regulation, rule, legal, administrative or judicial process (including by deposition, interrogatory, request for documents or under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction) or other applicable judicial or governmental order or by the rules or regulations of an applicable stock exchange (collectively, “Law”), the Receiving Party and its Representatives agree to, except to the extent prohibited by Law, promptly notify the Disclosing Party in advance of the existence, terms and circumstances surrounding such requirement so that it may seek (at its sole cost and expense) an appropriate protective order or waive the Receiving Party’s compliance with the provisions of this Agreement (and, if the Disclosing Party seeks such an order, to provide such cooperation as the Disclosing Party shall reasonably request). In any such case, the Receiving Party and its Representatives agree to cooperate with the Disclosing Party (at the Disclosing Party’s sole expense) and use commercially reasonable efforts to avoid or minimize the required disclosure or obtain such protective order or other relief. If, failing the entry of a protective order or the receipt of a waiver hereunder, the disclosure of such information is required upon the advice of the Receiving Party or its Representatives’ external legal counsel, as applicable, the Receiving Party and its Representatives will exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information, and the Receiving Party and its Representatives shall then disclose only that portion of the Confidential Information or Transaction Information that is required by Law to be disclosed.

7.

It is understood and agreed that the Company will arrange for appropriate contacts for due diligence and other purposes. Accordingly, neither Counterparty, its affiliates nor any of Counterparty’s or its affiliates’ respective Representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information of the Company, (b) requests for meetings with management in connection with a Transaction or (c) any other communication relating to a Transaction with any person (other than those Representatives of the Company identified to Counterparty in writing (which may be via email) for such purposes). In addition, Counterparty and its Representatives agree not to conduct any survey, study or similar exercise or engage in any discussions with third parties, such as the Company’s customers, suppliers or distributors, that would reasonably be likely to identify the Company as a participant in discussions or negotiations regarding a Transaction.

8.

Until the earlier of the consummation by Counterparty of a Transaction between the parties and 12 months from the date of this Agreement, without the Company’s prior written consent, neither Counterparty nor its Representatives acting on its behalf shall, directly or indirectly, solicit for purposes of employment, offer to hire or hire, (x) any executive officer of the Company or any of its affiliates or (y) any other employee of the Company or any of its affiliates who became known to Counterparty in connection with the Transaction (other than through a general employee census or similar high-level summary made available to Counterparty) or with whom Counterparty had direct contact in connection with the Transaction, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company (other than (a) solicitation through, or hiring that results from, general advertising or other general solicitation not targeted to the employees of the Company or any of its affiliates (including through a search firm), (b) solicitation with respect to, or hiring, any person whose employment with the Company and its affiliates has ended at least six months prior the time of such solicitation or hiring through no breach of this paragraph 8) and (c) hiring any person who independently approaches Counterparty without any direct or indirect solicitation on its part.

9.

Counterparty agrees that, for a period of 12 months from the date of this Agreement, without the Company’s prior written consent, neither Counterparty nor its Representatives (acting on its behalf) shall in any manner, directly or indirectly: (1) effect, seek, offer or propose (whether publicly or otherwise) to effect, participate in or facilitate or encourage any other person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of, or obtaining any economic interest in, any securities or beneficial ownership thereof (directly or by means of any derivative securities), or rights or options to acquire, or obtain economic interest in, any securities or beneficial ownership thereof (directly or by means of any derivative securities), or any assets, indebtedness or businesses of the Company (other than acquisitions or licenses of assets in the ordinary course of business), (b) any tender offer or exchange offer, merger or other business combination involving the Company, its affiliates or any of their respective assets, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates, or (d) any “solicitation” of “proxies” (as such terms are used in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 14a-1 promulgated thereunder) or consents to vote any securities of the Company, including soliciting consents or taking any other action with respect to the calling or delay of a meeting of the Company’s shareholders; (2) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company or any of its affiliates; (3) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the Company or any of its affiliates or to obtain representation on the board of directors of the Company; (4) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that could reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or could cause or require either party to disclose or make a public announcement regarding, any Transaction Information or all or any part of the information contained in the Confidential Information or any matter of the types set forth in this paragraph; or (6) advise, assist or knowingly encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing; provided that, nothing in the foregoing shall restrict Counterparty from (x) confidentially communicating to the Company’s board of directors (or an applicable committee thereof) or chief executive officer any non-public proposals regarding a possible Transaction in such a manner as would not reasonably be expected to require public disclosure thereof under any Law applicable to the Company or its Representatives or to Counterparty or its Representatives; provided further that any such communication shall first be privately directed to the Company’s chief executive officer, (y) initiating confidential discussions with, or submitting confidential proposals to, the Company related solely to licensing, collaboration, research, development, marketing or comparable transactions not otherwise covered by this paragraph 9 or Counterparty or any of its affiliates from entering into any mutually agreed relationship or transaction with the Company or any of its affiliates in the ordinary course of business or (z) taking any action that is specifically approved by the Company’s board of directors. Despite the foregoing, each of the restrictions contained in the immediately preceding sentence shall terminate and be of no further force or effect at such time as (A) the Company publicly announces the entry into a definitive agreement with any third party or “group” (as defined under the 1934 Act) with respect to a merger, sale of assets or securities (including a tender offer or exchange offer) or other business combination as a result of which such third party or group would succeed to or acquire more than 50% of the Company’s voting securities or assets representing more than 50% of the consolidated assets of the Company, or (B) the commencement by any third party or group of a tender or exchange offer seeking to acquire beneficial ownership of more than 50% of the Company’s voting securities; provided that, within 10 business days following the commencement thereof, the Company’s board of directors has not publicly recommended that the Company’s stockholders reject such tender or exchange offer. Counterparty acknowledges that, as of the time of the execution of this Agreement, neither it nor its controlled affiliates beneficially own, directly or indirectly, any debt or equity securities of the Company or any rights or options to acquire any such securities (or beneficial ownership thereof), other than as part of a pension plan, employee benefit plan or holdings in a mutual fund.

10.

If the Counterparty determines that it does not wish to proceed with the Transaction, the Counterparty will promptly advise the Company in writing of that decision. Regardless of whether a notification under the immediately preceding sentence has been provided, at any time upon the request of the Disclosing Party or any of its Representatives, the Receiving Party and its Representatives shall promptly, and in any event, within 10 days following such request, at the Receiving Party’s election, return or destroy all Confidential Information then in its and its Representatives’ possession, including, without limitation, all written or electronic data developed or derived from the Confidential Information (and, upon request, confirm the same in writing, which may be via email). Notwithstanding the foregoing, the Receiving Party and its Representatives may retain copies of any Confidential Information (i) automatically maintained on routine computer system backup tapes, disks or other backup storage devices, (ii) maintained to meet legal or regulatory requirements, or (iii) maintained pursuant to professional standards, contingency planning, business continuity purposes, or internal bona fide compliance or document retention policies; provided, that, such materials referenced in this sentence may only be accessed by relevant information technology, legal or compliance personnel in the ordinary course of their duties and shall remain subject to the confidentiality and non-use obligations of this Agreement applicable to Confidential Information. Despite the return or destruction of Confidential Information, the Receiving Party and its Representatives will continue to be bound by the obligations hereunder.

11.

Neither party nor any of its Representatives has made or is making, and each party is not relying on, any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information of the Disclosing Party. Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as, and if it is executed and delivered by the persons thereto, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect. For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

12.

The parties agree that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties or their respective affiliates, neither of the parties nor any of their affiliates will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its Representatives, except for the matters specifically agreed in this Agreement. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. The parties further acknowledge and agree that (a) neither party shall have an obligation to authorize or pursue any Transaction, (b) neither party has authorized or made any decision to pursue or engage in any such Transaction, (c) each party reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case at any time, regarding a Transaction or otherwise and (d) the Company reserves the right, in its sole discretion to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving the Company or any of its affiliates, and to modify any procedures relating to any such process without giving notice to the Counterparty or any other person.

13.

The parties also agree that neither party nor any of its Representatives shall have any liability to the other party or its Representatives or equityholders on any basis (including, without limitation, in contract, tort, under federal or state securities Laws or otherwise), and neither party nor any of its Representatives will make any claims whatsoever against the other party or its Representatives in connection with: (a) any written or oral expression made by or on behalf of the either party with respect to a Transaction; (b) the parties’ and their Representatives’ participation in evaluating a possible Transaction; (c) the Receiving Party’s or its Representatives’ review of or use or content of the Confidential Information of the Disclosing Party or any errors therein or omissions therefrom; or (d) any action or omission by the Receiving Party or its Representatives in reliance on the Confidential Information of the Disclosing Party, except, in each case, as may be permitted by the express terms of any definitive agreement entered into in respect of a Transaction.

14.

It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No provision of this Agreement can be waived, amended or otherwise modified except by means of a written instrument that is validly executed on behalf of both of the parties and that refers specifically to the particular provision or provisions being waived, amended or otherwise modified; provided, that this Agreement shall not be subsequently limited or amended by any “click through” agreement or acknowledgement relating to the Confidential Information agreed to by either party or its Representatives in connection with their access to any electronic data site maintained in connection with a Transaction.

15.

Each party agrees that the other party will be irreparably injured by a breach of this Agreement and that money damages may be an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this Agreement is breached. Therefore, each party shall be entitled to specific performance of this Agreement and injunctive or other equitable relief in favor of the non-breaching party as a remedy for any such breach or threatened breach, without proof of actual damages. Each party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy of the non-breaching party in the event that this Agreement is breached but shall be in addition to all other remedies available at law or in equity.

16.

Each party acknowledges that each is aware (and that it will advise its Representatives) that Confidential Information may contain material, non-public information with respect to the Disclosing Party and that U.S.

securities laws prohibit any person who has such material, non-public information from purchasing or selling Disclosing Party securities on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information. Nothing herein shall constitute an admission by either party that any Confidential Information necessarily contains or constitutes material, non-public information.

17.

No party may directly or indirectly (including by operation of law or through an indirect transfer of equity interests) assign this Agreement other than with the prior written consent of the other party; provided that the Company may assign this Agreement without consent to any counterparty pursuant to a change of control transaction involving the Company upon the consummation of such transaction. Any assignment of this Agreement by either party without the prior written consent of the other party shall be void ab initio and shall constitute a breach of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect to the fullest extent permitted by applicable Law and shall in no way be affected, impaired or invalidated.

18.

This Agreement, and all matters, claims or causes of action (whether at law, in equity, in tort or otherwise) arising out of or relating to this letter agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, and if such court declines jurisdiction, any other state or federal court located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address for such party set forth in this letter agreement shall be effective service of process for any action, suit or proceeding brought against such party or any of its Representatives; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

19.

For purposes of this Agreement: (a) the term “Representatives” means (x) the directors, officers, employees, agents, affiliates, partners, members, advisors, or representatives (including attorneys, accountants, consultants and financial advisors) of a party, and (y) only from and after such time as the Company consents in writing in its reasonable discretion, potential sources of debt or equity financing (including co-investors or co-bidders) to Counterparty or its affiliates in connection with a Transaction (provided, that any potential financing sources enter into a confidentiality agreement with Counterparty that includes obligations that are at least as restrictive as the obligations in this Agreement, and that the Company shall be a third party beneficiary thereof); (b) the term “subsidiary” means, when used with respect to any party, (x) a person or entity of which such party beneficially owns, directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (y) a person or entity of which such party has the power to vote, directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; (c) the term “control” means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise;

(d) the term “affiliate” shall be as such term is defined under the 1934 Act; (e) the term “person” shall be broadly interpreted to include a natural person, the internet, the media and any corporation, partnership, group, or other entity; and (f) the use of the word “or” will not be interpreted as exclusive. For the avoidance of doubt, without the Company’s prior written consent, Counterparty agrees that it will not, directly or indirectly, prior to the termination of this Agreement (i) approach, team, co-venture, club or otherwise partner with any person that may be interested in participating in a Transaction as a principal, co-investor, co-bidder or financing source; (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person; or (iii) with respect to any potential debt or equity financing sources, enter into any agreement, arrangement or understanding with any such person that would prevent such person from providing potential debt or equity financing in connection with a possible transaction with the Company to any third party; provided that the use of confidentiality arrangements or establishment of industry standard “tree” arrangements will not be considered a breach of the foregoing so long as the financing sources party thereto constitute Representatives of the Counterparty. The Counterparty represents and warrants that it has not taken any action that would be prohibited by the immediately preceding sentence with respect to the Company prior to the date hereof.

20.

By making Confidential Information or other information available to the Receiving Party or its Representatives, the Disclosing Party is not, and shall not be deemed to be, granting (expressly or by implication) or otherwise limiting or abridging any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

21.

Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (if by email, such notice shall be deemed received by the relevant party so long as no “bounceback” or similar “undeliverable” message is received by the sender thereof), in each case to:

If to the Company:

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, CA 94080

United States

Attention: Michael Listgarten, General Counsel

Email: legalnotices@rapt.com

With a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

United States

Attention: Jamie Leigh; Bill Roegge

Email: jleigh@cooley.com; broegge@cooley.com

If to Counterparty:

GlaxoSmithKline LLC

2929 Walnut Street

Ste. 1700

Philadelphia, PA 19104

Attn: David Rea

Email: david.h.rea@gsk.com

22.

The Company has engaged Cooley LLP (“Cooley”) as its legal counsel in connection with the Transaction. Cooley may also, now or in the future, represent Counterparty or one or more of its affiliates in connection with unrelated matters. By entering into this Agreement, Counterparty (a) consents to the continued representation of the Company by Cooley in connection with the Transaction and (b) waives any actual or alleged conflict of Cooley that may arise from Cooley’s representation of the Company in connection with a

Transaction. This consent and waiver extends to Cooley representing the Company against Counterparty and/or any of its affiliates in any actual or threatened litigation, arbitration, mediation or other legal proceeding in connection with this Agreement or any Transaction. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information. In addition, Counterparty hereby acknowledges that it has obtained independent legal advice with respect to this consent and waiver. Cooley is an express third-party beneficiary of this paragraph 22.

23.

This Agreement shall terminate 18 months from the date hereof. For the avoidance of doubt, the termination of this Agreement shall not relieve a Party from any liability with respect to a violation or breach of this Agreement prior to such termination and the provisions of paragraphs 11-15, 17-21, this paragraph 23 and paragraphs 24 and 25 shall survive such termination. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained for so long such information remains a trade secret under applicable Law.

24.

That certain Confidentiality Agreement between GlaxoSmithKline Research & Development Limited and the Company, dated as of November 11, 2025 (the “Prior CDA”), is hereby terminated in full effective as of the execution and delivery of this Agreement; provided that such termination shall not impact any liability arising under the Prior CDA prior to such termination or any provisions that otherwise survive such termination (including continuing obligations of confidentiality and non-use with respect to the information disclosed thereunder).

25.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement. Signatures to this Agreement transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein as of the first date written above.

Very truly yours,

RAPT THERAPEUTICS, INC.

By:	/s/ Brian Wong
	Name:	Brian Wong
	Title:	Chief Executive Officer

GLAXOSMITHKLINE LLC

By:	/s/ Ian Greenberg
Name: Ian Greenberg
Title: VPBusiness Development, Global Corporate Development

[Signature Page to Confidentiality Agreement]